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                                                                   EXHIBIT 10.18


March 27, 2000


Barry Wright
1660 Orvieto Court
Pleasanton, CA 94566


Dear Barry,

We are very excited to offer to you the position of President of Personify, Inc. reporting directly to the CEO and responsible for managing Sales, Marketing, Business Development and International functions of the company.

This letter outlines the proposed terms of employment with Personify. Your total target cash compensation will be $800,000 with no cap. Your base monthly salary will be 16,666.67, which is $200,000 annually. You will be paid twice monthly and will have a yearly performance review. Your start date will be April 24, 2000.

In addition to your base salary, you will be rewarded for performance with additional bonuses: At $22 million of bookings signed in FY '00, you will be rewarded with $200,000. At $44 million of bookings signed in FY '00 you will receive an additional $200,000. At $66 million of bookings signed in FY '00 you will receive an additional $200,000. For every additional $5.5 million of bookings signed in FY '00, you will receive an additional $50,000

We will recommend that you will be granted an option to purchase 250,000 shares of stock. This grant is subject to approval by the board of directors. Starting April 24, 2000 your options would vest monthly over four years and would be governed by the terms set forth in Personify's standard form of stock-option agreement. As an additional bonus, we will grant you 10,000 options which shall vest 100% upon the first anniversary of your employment. This arrangement is unconventional, but is in recognition of how we view your potential contributions to our business. The purchase price for each of the shares covered by the option will be the closing price of Personify's common stock on the date that the board approves the grant.

In the event of Change of Control of the Company, the lesser of 24 months of unvested stock options or any remaining unvested stock options will immediately vest. Change of Control shall be defined as (a) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company own less than 50% of the outstanding voting stock of the surviving corporation, or (b) the sale or transfer of substantially all of the assets of the Company to an unaffiliated, bona fide third party corporation in which the stockholders of the Company own less than 50% of the outstanding voting stock of the surviving corporation. Change of Control will not include any transactions effected solely for financial engineering purposes, such as leveraged recapitalizations, leveraged buyouts, and the like or for the purpose of changing the domicile of the Company.

Personify will provide to you the health, holiday, vacation, and other benefits that it affords all its key officers.

This is a binding employment agreement for the term of one year, starting April 24, 2000. If Personify terminates your employment for any reason other than cause, the company shall owe you $200,000 and any additional cash bonuses accrued to you. Should you choose to terminate your employment prior to April 23, 2001, you would lose rights to any future cash, stock, unvested options, or bonus related income from the company.

As a Personify employee, you will be required to sign and comply with the attached Proprietary Information Agreement, which prohibits unauthorized use or disclosure of Personify proprietary information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Personify. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Barry, we look forward to your joining Personify soon, and we look forward to a mutually rewarding relationship. Please sign below and return to us.

Sincerely,

/s/ Love Goel
Love Goel
Chief Executive Officer

I accept your offer of employment pursuant to the terms and conditions set forth in this letter.


Name /s/ Barry Wright                      Date April 15th, 2000
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               Barry Wright